Amendment Of Employment Agreement

This Amendment (“Amendment”) of the Executive Employment Agreement (“Agreement”) is dated as of March 26, 2020 (the “Effective Date”), by and between iCAD, Inc., a corporation with a principal place of business at 98 Split Brook Road, Suite 100, Nashua, NH 03062 (hereinafter “iCAD” or the “Company”), and Michael Klein, an individual (hereinafter “Executive” or “Employee”). The Executive and Company may also each be referred to herein individually as “Party” or collectively as the “Parties.” Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned to them in the Agreement. Conversely, capitalized terms used herein that are not defined in the Agreement, shall have the same meanings in the Agreement as assigned to them in this Amendment.

WHEREAS, the Parties entered into the Agreement, with an Effective Date of January 13, 2020. A copy of said Agreement is attached hereto as Exhibit A and is incorporated by reference herein.

WHEREAS the Parties hereby agree to amend the Agreement in accordance with the terms set forth herein, which are mutually agreeable and knowingly and voluntarily entered into between the Parties.

NOW THEREFORE, in consideration of the continued employment of Executive, as well as the recitals, mutual promises and benefits contained herein and in the Agreement, and for other good and valuable consideration, the sufficiency of which the Parties acknowledge and do not dispute, the Parties hereby agree to amend the Agreement as follows:

The Parties agree to amend Section 6.2 of the Agreement, by replacing said paragraph in its entirety and replacing it with the following:

6.2       Discretionary Bonus. Executive will be eligible to participate in Company’s annual discretionary bonus plan for executives, subject to its terms and conditions, with the potential to earn a short-term cash and/or equity-based bonus up to 65 percent of Executive’s Base Salary (“Discretionary Bonus”). Please reference the current year bonus plan for details. No annual Discretionary Bonus is guaranteed, and its payment rests in the sole discretion of the Company.

The Parties agree to amend Section 7 of the Agreement -- inclusive of subparts 7.1, 7.2, 7.3 and 7.4 -- by replacing said Section 7 (and its subparts) in its entirety and replacing it with the following:

7.        Termination. Notwithstanding any other provision of this Agreement, the employment relationship between the Company and Executive shall be an at-will employment relationship. Either party may terminate Executive’s employment under this Agreement at any time for any reason. For purposes of this Agreement, the “Termination Date” shall mean (a) if Executive’s employment is terminated by death, the date of death; (b) if Executive’s employment is terminated by Disability, the fifteenth (15th) day after Notice is given; and (c) If Executive’s employment is terminated with Cause, without Cause, or for Good Reason (as defined below), the later of the date specified in the Notice or after expiration of any applicable cure periods, if any. No matter the reason for termination, on or prior to the Termination Date, Executive shall return to the Company any and all Proprietary Information (as defined Exhibit A) in the Executive’s possession, together with any and all other property of the Company.

7.1        Notice of Termination. In the event this Agreement is terminated by Executive for any reason other than for Good Reason (as defined below), Executive shall provide the Company with a written notice (“Notice”) of Executive’s intent to terminate this Agreement at least four weeks prior to the Termination Date. In the event that the Agreement is terminated by the Executive for Good Reason, Executive must satisfy the Good Reason Process and Good Reason Cure Period as defined below. In the event that this Agreement is terminated by the Company without Cause (as defined below), the Company shall provide the Executive with Notice of its intent to terminate this Agreement at least two weeks prior to the Termination Date. For purposes of this Agreement, Notice shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. For the purpose of this Section 7, “Cause” shall mean Executive: (i) fails or refuses to substantially perform Executive’s obligations under this Agreement or to the Company (other than such failure directly resulting from a legally-protected illness, condition or disability); provided, however, that the Company shall have provided Executive with written notice that such actions are occurring and the Executive has been afforded at least fifteen (15) days to cure same; (ii) engaging in illegal conduct, gross negligence or willful misconduct (including but not limited to, theft, fraud, embezzlement and securities law violations) that may be injurious to the Company or its affiliates; (iii) violating a federal or state law or regulation applicable to the Company’s business which violation may be injurious to the Company; (iv) breaching the terms of any restrictive covenant agreement, confidentiality agreement or invention assignment agreement between Executive and the Company; (v) being convicted of, or entering a plea of no lo contendere to, a felony, or committing any act of moral turpitude, dishonesty or fraud, or the misappropriation of property belonging to the Company or its affiliates; (vi) engaging in any act that constitutes misconduct, theft, fraud, misrepresentation, conflict of interest, or breach of fiduciary obligations or duty of loyalty to the Company; (vii) possessing or use of illegal drugs, a prohibited substance and/or alcohol, to such extent that it impairs Executive’s ability to perform the duties or responsibilities or compromises the safety of Executive or others, subject to applicable law; or (viii) violating or failing to comply with any securities law, rule or regulation, or stock exchange regulation or rule relating to or affecting the Company, including, but not limited to, Executive’s failure or refusal to honestly provide a certificate in support of the Company or officer or employee of the Company as required under and in compliance with the Sarbanes-Oxley Act of 2002. In the event that Executive terminates this Agreement for any reason other than Good Reason, or the Company terminates this Agreement for Cause (as defined herein), the Agreement shall automatically terminate on the Termination Date and Executive shall only receive payment of any accrued but unpaid Base Salary through the Termination Date, reimbursement for any unpaid and approved expenses incurred pursuant to Section 6.5 through the Termination Date, and any accrued but unpaid vacation (collectively, the “Accrued Amounts”). “Good Reason” means that Executive has complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events: (a) the Company changing the Executive’s position such that he is no longer the President of the Company, or materially diminishing the Executive’s authority, duties and/or responsibilities such that his authority, duties and/or responsibilities are no longer commensurate with those customarily associated with the title of President; (b) the Company reducing the Executive’s compensation below the Base Salary; (c) the Company requiring the Executive, without his consent, to relocate more than fifty (50) miles from the Company’s principal office to which he reports as of the Effective Date; or (d) any material breach by the Company of any of its obligations under this Agreement; or (e) the Company demonstrably demanding that Executive perform his duties in a manner that violates any applicable laws, the Company Code of Business Conduct and Ethics, or any Company policies. “Good Reason Process” means that (a) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (b) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within thirty (30) days of the occurrence of such condition; (c) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Good Reason Cure Period”), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Executive terminates his employment within thirty (30) days after the end of the Good Reason Cure Period.

7.2        Termination Upon Death or Disability. In the event of Executive’s death or the Executive’s incapacity due to Disability (as defined herein) during the Employment Period (as defined herein), the Agreement shall automatically terminate on the Termination Date and Executive shall only receive payment of the Accrued Amounts. In the event of Executive’s death, those payments will be made to the estate, legal representative or beneficiary, as applicable, of Executive and any death benefits payable and due to the death of Executive under Company benefit plans or programs will also be paid. For the purpose of this Section 7.2, Disability shall be defined as the Executive being absent and unable to perform his duties under this Agreement for either ninety (90) consecutive days or a total of 90 days out of any period of one hundred and eighty consecutive days, all as determined in good faith by the Company.

7.3        Severance Upon Termination Of Employment Without Cause or for Good Reason. In the event that the Company terminates this Agreement or Executive’s employment without Cause (as defined in Section 7.1), or Executive terminates this Agreement for Good Reason (as defined in Section 7.1 and subject to the satisfaction of the Good Reason Process and Good Reason Cure Period), then subject to the conditions set forth in this Section 7.3, the Executive shall receive the Accrued Amounts, as well as an amount equal to the pro rata share of the Discretionary Bonus which would otherwise been payable in accordance with Section 6.2 hereof for the employment year in which the Termination Date occurs, payable at such time the Discretionary Bonus, if any, would otherwise have been payable in accordance with Section 6.2 hereof. The Executive shall also receive an amount equal to fifteen (15) months of Executive’s then current Base Salary, less all applicable withholdings and deductions, paid over such 15- month period in installments on the Company’s regular payroll schedule following the Termination Date; and the Company shall pay its share of the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents (as of the Termination Date) for fifteen (15) months beyond the Termination Date, provided that Executive timely elects continued coverage under COBRA following the Termination Date. Executive’s receipt of payments and benefits in this Section 7.3 is conditioned on and subject to (i) Executive signing and not rescinding this Agreement and the NDA attached hereto as Exhibit A (and incorporated herein), and (ii) Executive signing and not rescinding an effective, general release of all claims in favor of the Company and in a form acceptable to the Company within no greater than 60 days following Executive’s Termination Date.

7.4        Termination Following Change in Control. Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within six (6) months following a Change in Control (as defined below) by the Company without Cause, then the Company shall pay to the Executive in complete satisfaction of its obligations under this Agreement, reimbursement for any unpaid and approved expenses incurred pursuant to Section 6.5 through the Termination Date, any accrued but unpaid Base Salary and vacation and, as severance pay and as liquidated damages (because actual damages are difficult to ascertain), an amount equal to (i) (a) his Base Salary as then in effect for a period of twenty-four months (24) months from the Termination Date, payable in equal installments on the Company’s normal payroll dates for the twenty-four (24) month period following the Termination Date; and (b) an amount equal to the Discretionary Bonus which would otherwise been payable in accordance with Section 6.2 hereof for the employment year in which the Termination Date occurs, payable at such time the Discretionary Bonus, if any, would otherwise have been payable in accordance with Section 6.2 hereof; or (ii) except with regard to the payment of any amount that is a Section 409A Amount, the Company, in its sole discretion, may elect to make a lump sum cash payment equal to the present value of the payments otherwise due under clause (i); provided that if any severance payment payable after a “Change in Control” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Code Section 280G), then such severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of a parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Executive, the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

If within six (6) months after the occurrence of a Change in Control, the Company shall terminate the Executive’s employment without Cause, then notwithstanding the vesting and exercisability schedule in any stock option or other equity award agreement between the Company and the Executive, all unvested stock options and other equity awards granted by the Company to the Executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

WHEREFORE, the Parties agree that the foregoing terms in the Agreement shall be hereby amended consistent with this Amendment, and all other terms and conditions as originally stated in the Agreement remain unchanged.

This Amendment shall be binding upon and inure to the benefit of the Parties, and their successors and assigns.

EXECUTIVE:	COMPANY:

/s/ Michael Klein	By: /s/ R. Scott Areglado Name: R. Scott Areglado Title: Chief Financial Officer